COOPER-STANDARD AUTOMOTIVE

ANNOUNCES RESULTS FOR FIRST QUARTER 2008

•	Sales Increase to $756 million, a 31% Increase from 1Q 2007
•	Operating Profit Increases to $41.5 million from $32.2 million prior year
•	Net Income Increases to $15.7 million
•	$66 million of Net New Business Awarded during Quarter

Novi, Mich. – May 14, 2008 - Cooper-Standard Holdings Inc., the parent company of Cooper-Standard Automotive Inc., today announced results for the first quarter of 2008 that continue to show strong performance as the company further executes its strategy to expand its footprint and diversify its customer base.

Net sales for the quarter increased by $180 million to $756 million compared to $576 million during the same quarter in 2007. The increase reflects sales from the Metzeler Automotive Profile Systems (MAPS) sealing businesses and the El Jarudo Mexico fuel rail operations acquired in 2007, as well as favorable foreign exchange.

Operating profit increased to $41.5 million or 5.5% of sales, compared to $32.2 million, or 5.6% of sales in the first quarter of 2007. The $9.3 million increase in operating profit was driven by the previously mentioned acquisitions, favorable foreign exchange, lean initiatives and restructuring related activities, offset to some extent by elevated material prices and an unfavorable platform mix in North America.

The company reported net income of $15.7 million in the first quarter versus net income of $4.7 million for the same period in 2007. The year over year improvement was driven by the previously mentioned factors and a lower effective tax rate for the quarter ended March 31, 2008. Adjusted EBITDA, a measure of operating performance which excludes certain non-cash and non-recurring items, increased to $83.1 million in the first quarter of 2008 from $65.6 million for the same period in 2007. A table reconciling Adjusted EBITDA, a non-Generally Accepted Accounting Principle (GAAP) measure, can be found at the end of this release.

“We continue to execute our long-term strategy of exceeding customer expectations in the expanding global automotive market. Our net new business of $66 million for the quarter demonstrates our strong ability to earn global business with an increasingly diversified customer base while at the same time winning business in North America as the supply base consolidates. Our continued focus on lean initiatives and restructuring activities helped to mitigate the impact of lower North American light vehicle production volumes and the continuing increases we experienced in certain raw material prices,” said Jim McElya, chairman and CEO.

Operational Highlights

Key launches: Within the quarter, the company launched production on new customer vehicles, business previously supplied by others (conquest), as well as next generation models for existing platforms. Highlights of this activity include:

–	Chrysler (300/Charger, Caravan/Town & Country and Dodge Journey)
–	Ford (Kuga)
–	GM (Impala, LaCrosse)
–	Toyota (Corolla)
–	Nissan (Altima, Armada/Titan and QX56)
–	VW (Passat Coupe and Polo)

Adjusted EBITDA reconciliation for the first quarter 2008 is presented in the table below.

	Three months Ended March 31, 2007	Three months Ended March 31, 2008
Net income	$4.7	$15.7
Provision for income tax expense	4.8	7.2
Interest expense, net of interest income	21.8	24.2
Depreciation and amortization	29.9	35.8
EBITDA	$61.2	$82.9
Restructuring	4.7	2.4
Gain on bond repurchase	—	(1.7)
Foreign exchange gain (1)	(0.3)	(0.5)
Adjusted EBITDA	$65.6	$83.1
(1)	Unrealized foreign exchange gain on Acquisition-related indebtedness.

Management uses Adjusted EBITDA as a measure of performance and to demonstrate compliance with debt covenants. Adjusted EBITDA may vary slightly from the amount used in calculating indenture covenant compliance due to the classification of joint venture equity earnings and Pro Forma acquisition results. EBITDA and Adjusted EBITDA are not calculated according to GAAP and should not be construed as income from operations or net income, as determined by GAAP. Other companies may report EBITDA differently and therefore Cooper-Standard Automotive’s results may not be comparable to other similarly titled measures of other companies.

Conference Call Details

Cooper-Standard Automotive will hold a conference call with investors on Wednesday, May 14, 2008, at 9:00 a.m. EDT to discuss its 2008 first quarter results, provide a general business update, and respond to investor questions.

The company’s results will be posted to the Cooper-Standard Web site, www.cooperstandard.com, on Wednesday, May 14, 2008, before the market opens. Cooper-Standard Automotive CEO Jim McElya, President and COO Ed Hasler, and CFO Allen Campbell will host the call. A copy of the earnings presentation will be available on the Web site 30 minutes prior to the call.

To participate, North American callers should dial toll-free: 800-735-5968 (international callers dial 001-212-231-2900). Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Callers unable to participate during the live teleconference may visit the Investor Relations portion of the Cooper-Standard Web site (www.cooperstandard.com) after 11:00 a.m. EDT on Wednesday, May 14, 2008, for detailed instructions on accessing an audio replay of the call. North American callers dial 800-633-8284 (international callers dial 001-402-977-9140). At the prompt, enter the following reservation code: 21382016.

About Cooper-Standard Automotive

Cooper-Standard Automotive Inc., headquartered in Novi, Mich., is a leading global automotive supplier specializing in the manufacture and marketing of systems and components for the automotive industry. Products include body sealing systems, fluid handling systems, and NVH control systems. Cooper-Standard Automotive Inc. employs approximately 19,000 people globally with more than 70 facilities throughout the world. For more information, visit the company’s Web site at: www.cooperstandard.com.

Cooper-Standard is a privately-held portfolio company of The Cypress Group and Goldman Sachs Capital Partners Funds.

The Cypress Group is a private equity investment firm managing more than $3.5 billion of capital. Cypress has an extensive track record of making growth-oriented investments in targeted industry sectors and building equity value alongside proven management teams.

Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our dependence on certain major customers; competition in our industry; our conducting operations outside the United States; the uncertainty of our ability to achieve expected Lean savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to rising interest rates; our ability to meet our customers’ needs for new and improved products in a timely manner; our ability to attract and retain key personnel; the possibility that our owners’ interests will conflict with yours; our new status as a stand-alone company; our legal rights to our intellectual property portfolio; our underfunded pension plans; environmental and other regulations; and the possibility that our acquisition strategy will not be successful. There may be other factors that may cause our actual results to differ materially from the forward-looking statement. Accordingly, there can be no assurance that Cooper-Standard Automotive will meet future results, performance or achievements expressed or implied by such forward-looking statement. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which Cooper-Standard Automotive does not intend to update.

Contact for Analysts & Investors:

Tim Griffith, vice president and treasurer, Cooper-Standard Automotive,

(248) 596-6031, ttgriffith@cooperstandard.com

Contact for Media:

Sharon Wenzl, vice president, Corporate Communications, Cooper-Standard Automotive,

(248) 596-6211, sswenzl@cooperstandard.com

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